Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Group of Companies Promotes Michael W. Koempel to President

– Segment Presidents to Report to Koempel –

– Koempel to Remain Chief Financial Officer –

ST. PETERSBURG, FLA. – September 15, 2025 - Superior Group of Companies, Inc. (NASDAQ: SGC), is pleased to announce that its Board of Directors has appointed Michael W. Koempel to the role of President of the Company, effective immediately. Koempel will retain his role as Chief Financial Officer (CFO), a position he has held since joining the Company in May 2022, and will continue to report to Chief Executive Officer, Michael Benstock. The Company’s three segment presidents will now report to Koempel in his capacity as President.

Koempel has more than 33 years of financial, operational, governance and strategic leadership experience, with a proven track record of building and scaling high growth apparel and retail brands, including at Superior Group of Companies. Prior to joining the Company, Koempel served as the chief operating officer of IT’SUGAR®, one of the largest specialty candy retailers in the U.S., chief operating officer of Victoria’s Secret Lingerie, a multi-billion dollar e-commerce and store-based retailer specializing in lingerie and apparel, and chief financial officer of Mast Global, the supply chain division of L Brands Inc. (now named Bath & Body Works®), among other leadership roles.

“Mike’s leadership over the past three years has been instrumental to SGC navigating some of the most challenging periods in our 105-year history,” said Michael Benstock, Chairman of the Board of Directors and Chief Executive Officer of SGC. “He has not only strengthened our financial foundation but also played a key role in advancing operational excellence across segments. His promotion to President reflects his outstanding contributions and reinforces the Company’s focused trajectory and investment in long-term success. I’m excited for what lies ahead with Mike in his new role and look forward to working alongside him in the coming years.”

“As segment leaders, we have seen firsthand the operational insights and strategic focus Mike brings,” said Jake Himelstein, President of the Company’s Branded Products segment. “We look forward to building on that momentum as Mike assumes his new role and continues to drive strategic top-line growth and profitability.”

“I’m grateful to Michael and the Board of Directors for their trust, and to our segment presidents for their close partnership,” said Koempel. “Each of our business segments has significant potential, and I’m committed to helping unlock that value as we drive toward expanded growth, enhanced operational excellence, and the creation of further shareholder value.”

About Superior Group of Companies, Inc. (SGC):

Established in 1920, Superior Group of Companies is comprised of three attractive business segments each serving large, fragmented and growing addressable markets. Across Healthcare Apparel, Branded Products and Contact Centers, each segment enables businesses to create extraordinary brand engagement experiences for their customers and employees. SGC’s commitment to service, quality, advanced technology, and omnichannel commerce provides unparalleled competitive advantages. We are committed to enhancing shareholder value by continuing to pursue a combination of organic growth and strategic acquisitions. For more information, visit www.superiorgroupofcompanies.com.

Contact:

Investor Relations

investors@superiorgroupofcompanies.com